Exhibit 5.2

[Williams Mullen Letterhead]

January 17, 2018

H&E Equipment Services, Inc.

7500 Pecue Lane

Baton Rouge, LA 70809

Re:	Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation (the “Opinion Party”), as a Guarantor (and together with H&E California Holding, Inc., a California corporation, H&E Equipment Services (California), LLC, a Delaware limited liability company, GNE Investments, Inc., a Washington corporation, Great Northern Equipment, Inc., a Montana corporation, and H&E Finance Corp., a Delaware corporation, the “Guarantors”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-4 filed by H&E Equipment Services, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), of the proposed offer by the Company to exchange up to $950,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2025 (the “New Notes”) and the Guarantors’ guarantees thereof (the “New Guarantees”) for an equal aggregate principal amount of the Company’s outstanding unregistered 5.625% Senior Notes due 2025 issued on August 24, 2017 and November 22, 2017 (the “Old Notes”) and the Guarantors’ guarantees thereof (the “Old Guarantees”). The Old Notes include $750,000,000 aggregate principal amount of 5.625% Senior Notes due 2025 issued on August 24, 2017 and $200,000,000 aggregate principal amount of 5.625% Senior Notes due 2025 issued on November 22, 2017. The New Notes and the New Guarantees are to be issued pursuant to the terms of the Indenture, dated as of August 24, 2017, by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which is filed as Exhibit 4.5 to the Registration Statement (the “Indenture”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

In rendering the opinions expressed below, we have examined originals or copies of such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion letter. In our examination, we have assumed the authenticity of all such records, documents, agreements and certificates, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Opinion Party), and the conformity to authentic originals of all items submitted to us as copies of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Opinion Party.

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H&E Equipment Services, Inc.

January 17, 2018

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by all parties thereto other than the Opinion Party; (b) the Registration Statement will have been declared effective by the Commission; (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; (d) the New Notes have been duly authorized by the Company; and (e) the Old Notes have been, and the New Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion letter and the date of issuance and delivery of the New Notes and the New Guarantees.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of other jurisdictions for matters other than with respect to the Opinion Party, we have relied, with the Company’s and the Guarantors’ permission and consent, without independent investigation, upon the opinions of: (i) with respect to the laws of the State of New York, the Delaware General Corporation Law and the California General Corporation Law, Dechert LLP, filed as Exhibit 5.1 to the Registration Statement, (ii) with respect to the laws of the State of Montana, Garlington, Lohn & Robinson, PLLP, filed as Exhibit 5.3 to the Registration Statement, and (iii) with respect to the laws of the State of Washington, Ryan, Swanson & Cleveland, PLLC, filed as Exhibit 5.4 to the Registration Statement. With the Company’s and the Guarantors’ permission, we have assumed such opinions are correct, and our opinions below are subject to the assumptions and qualifications contained in the opinions of such counsel.

Based upon and subject to the foregoing and such examination of law as we have deemed necessary, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.    The Opinion Party is a corporation validly existing under the laws of the Commonwealth of Virginia.

2.    The Opinion Party has the requisite corporate power and authority to execute, deliver and perform its obligations under the New Guarantee.

3.    The execution and delivery of the New Guarantee by the Opinion Party have been duly authorized by all necessary corporate action of the Opinion Party.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the Commonwealth of Virginia. We express no opinion as to the laws of any other jurisdiction. We wish to point out that courts applying conflict of law rules may determine that the following matters are governed by laws of jurisdictions other than the jurisdiction selected with respect to the New Guarantee: (i) the due formation and existence of the parties to the New Guarantee, their respective power to enter into the New Guarantee, their respective authorization,

H&E Equipment Services, Inc.

January 17, 2018

execution and delivery of the New Guarantee, and similar matters and (ii) matters with respect to service of process, necessary parties, prior exhaustion of remedies as against principals, rights of subrogation, and similar matters.

The opinion expressed in Paragraph 1 above is given solely on the basis of the Certificate of Good Standing issued by the Virginia State Corporation Commission dated January 17, 2018.

The opinions expressed herein are rendered to the Company and the Guarantors in connection with the filing of the Registration Statement and for no other purpose.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinions to reflect any facts or circumstances subsequently arising or any change in law subsequently occurring. Our opinions are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond such matters.

Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Dechert LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

/s/ Williams Mullen